                                                                       Exhibit 2

                             AMENDED AND RESTATED

                              MARKETING AGREEMENT

                              BETWEEN AND AMONG,

                     INTERNATIONAL TECHNOLOGY CORPORATION

                            FLUOR DANIEL GTI, INC.

                                      AND

                              FLUOR DANIEL, INC.




                               October 27, 1998

THIS AMENDED AND RESTATED MARKETING AGREEMENT (this "Agreement") is entered into effective as of the 27TH day of October, 1998.

BETWEEN AND AMONG:

                  INTERNATIONAL TECHNOLOGY CORPORATION, a corporation organized under the laws of the State of Delaware, having its principal office at 2790 Mosside, Monroeville, Pennsylvania ("IT"),

                  FLUOR DANIEL GTI, INC., a corporation organized under the laws of the State of Delaware, having its principal office at 100 River Ridge Drive, Norwood, Massachusetts ("FDGTI"),

AND FLUOR DANIEL, INC. a corporation organized under the laws of the State of California, having its principal office at 3353 Michelson Drive, Irvine, California, ("Fluor Daniel").

WHEREAS, FDGTI and Fluor Daniel previously entered into a Marketing Agreement dated May 10, 1996 (the "Original Agreement");

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety by executing this Agreement, which shall become effective only upon the consummation of that certain cash tender offer for the shares of common stock of FDGTI proposed by IT (the "Tender Offer");

WHEREAS, the Parties wish to continue and expand upon the spirit of cooperation which has developed between the Parties under the Original Agreement and which has resulted in significant revenues to FDGTI and important benefits to Fluor Daniel and its customers;

WHEREAS, Fluor Daniel recognizes that following the consummation of the Tender Offer, FDGTI will have available the increased resources of IT, which has greater scale and skills than FDGTI alone, and Fluor Daniel wishes to maximize the strategic value of a relationship with FDGTI and IT;

WHEREAS, the Parties wish to strengthen the exclusive joint marketing efforts which have been underway under the Original Agreement, and to that end wish to establish a Steering Committee of senior management of both Parties to maintain a high-level dialogue on these subjects; and

WHEREAS, the Parties wish to enter into this Agreement to set forth the basis upon which such Parties will continue to engage in the global conduct of the environmental services business on the one hand and the engineering and construction services business on the other hand, and the basis for providing continued mutual support and assistance in conducting their own respective businesses.

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein, the Parties have agreed as follows:

1.   DEFINITIONS
     -----------

The following terms as used in this Agreement shall have the meanings set forth below:

     1.1 "Affiliate" shall mean any corporation or other legal entity of which a Party (either alone or together with other Affiliates of that Party) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are ordinarily and generally, in the absence of contingencies or other understandings, entitled to vote for the election of a majority of the board of directors or governing body.

     1.2 "Contract Support Services" shall mean services provided by one Party to or on behalf of the other Party, in connection with a project being performed for a client, but which by themselves do not constitute a scope of work within the project being performed.

     1.3 "DOE Management and Operations/Operating and Maintenance/Management and Integration (M&O/O&M/M&I) Projects" shall mean projects involving the management and operation, and/or management integration of sites and facilities and environmental engineering services for the U.S. Department of Energy or any successor agencies.

     1.4 "Engineering and Construction Business" and "Engineering and Construction Services" shall mean the providing of feasibility studies, conceptual design, detailed design, engineering, procurement, project and construction management, construction, maintenance, plant operations, technical, project finance, quality control, start-up assistance, site evaluation, site location, asset optimization, licensing and consulting with respect to actual or proposed sites or facilities.

     1.5 "Environmental Business" or "Environmental Services" shall mean the providing of investigation, evaluation, design, feasibility studies, management and pollution prevention, project management, remediation, permitting, quality control, start-up assistance, licensing and consulting services (including incidental project finance, procurement, construction and maintenance) relating to (i) the treatment of groundwater, wastewater, soil and hazardous waste, or
          (ii) air emissions controls; provided, however, that such terms shall not include:

          (a)  the Excluded Projects;

          (b) DOE Management and Operations/Operating and Maintenance/ Management and Integration (M&O/O&M/M&I) Projects;

          (c) Infrastructure projects related to government or industrial water supply, water treatment, wastewater treatment or pollution control facilities; and

          (d) Facilities that are built due to environmental drivers but that are mainly capital plant investments by a client, such as waste-to-energy, waste recycle and clean air emission process upgrades.

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

     1.6 "Excluded Projects" shall mean those projects listed on Exhibit A attached hereto and made a part hereof.

     1.7 "Fluor Daniel Group" shall mean Fluor Daniel and each of its Affiliates

     1.8 "FDGTI Group" shall mean FDGTI and each of its Affiliates.

     1.9 "Good Faith" shall have the meaning set forth in Section 2.1.

     1.10 "Intercompany Services Agreement" shall mean the Intercompany Services. Agreement of even date herewith attached hereto as Exhibit G.

     1.11 "IT Group" shall mean IT and each of its Affiliates.

     1.12 "Marketing Agreement" or "Agreement" shall mean the present Agreement together with its Exhibits, Schedules and any amendments thereof.

     1.13 "Overhead and Proposal Support" shall have the meaning set forth in
     Section 3.1.

     1.14 "Party" means either FDGTI and IT on the one hand or Fluor Daniel on the other hand, depending on the context. "Parties" means all of them.

     1.15 "Project Services" shall mean services provided by one Party to or on behalf of the other Party which constitute a scope of work within a project being performed for a client.

     1.16 "Steering Committee" shall have the meaning set forth in Section 2.6

     1.17 The Exhibits to this Marketing Agreement are the following:

          Exhibit A         Excluded Projects
          Exhibit B         Ongoing FDGTI Services to Fluor Daniel
          Exhibit C         Ongoing Fluor Daniel Services to FDGTI
          Exhibit D         Overhead Support Services and Commercial Contract
                               Support - Billing Terms
          Exhibit E         Commercial Project Services - Billing Terms
          Exhibit F         Government Project Services - Billing Terms
          Exhibit G         Intercompany Services Agreement
          Exhibit H         Co-located Offices

2.   BUSINESS PURPOSE
     ----------------

     2.1 Environmental Services Worldwide. The Parties agree that the purpose of
         --------------------------------
     this Marketing Agreement is to establish the respective rights, roles and responsibilities of the Parties and their Affiliates with regard to the pursuit of the Environmental Business on a worldwide basis. The Parties agree to enter into this Agreement and to work together during the term of this Agreement in Good Faith and use commercially-reasonable efforts to provide Environmental Services to their respective clients. "Good Faith" shall mean the Parties shall abide by a standard of good faith and fair dealing in all aspects of their business relationship and dealings with each other, including with respect to the performance of their respective obligations and the exercise of their respective rights under the Agreement.

     2.2  Responsibilities. The Parties agree that, subject to the terms of this
          Agreement:

          (a) as between the Fluor Daniel Group and the IT Group, the IT Group shall have primary responsibility for the marketing and execution of the Environmental Business, and the Fluor Daniel Group shall have primary responsibility for the marketing and execution of Engineering and Construction Services.

          (b) Fluor Daniel, on its behalf and on behalf of the Fluor Daniel Group, will promote the use of the IT Group for Environmental Services that are related or incidental to its Engineering and Construction Business, provided that (i) the use of the IT Group is not objected to by the client, (ii) the IT Group has adequate available personnel and other resources to timely and satisfactorily perform the work, and (iii) the IT Group proposed commercial terms are competitive with the market. For purposes of this Agreement, Fluor Daniel will evaluate the competitiveness of the IT Group's commercial terms by comparing them to terms and conditions of other providers of Environmental Services of the same quality and scope as the IT Group in the location where the services are to be provided, and reviewing them with the IT Group. The Steering Committee shall attempt to resolve any disagreements that may arise under this paragraph (b). In the event that anyone in the Fluor Daniel Group refuses to promote the use of the IT Group for such Environmental Services for a particular project because of one of the reasons set forth in clauses (i), (ii) or (iii) in this paragraph (b), the IT Group may promptly appeal such decision to the Steering Committee for reconsideration. The Steering Committee shall decide any such appeal promptly, or if practical, before the proposal or bid on the subject project is due.

          (c)  With respect to the types of projects referred to in paragraph
               (b), (c) and (d) of Section 1.5, the Parties agree that either Party may participate without the other in the types of projects set forth therein. The Parties recognize that there are potential benefits from working together in these areas, and therefore, the Parties shall explore mutually beneficial ways in which a Party may involve the other Party in such projects.

          (d) The IT Group shall commit in Good Faith and use its commercially reasonable efforts to perform such Environmental Services as may be requested by Fluor Daniel, but shall not be obligated to provide such

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

               Environmental Services if there is a valid business reason for its refusal to perform such services.

          (e) With any common clients the IT Group shall have the marketing lead for projects that primarily involve Environmental Services and Fluor Daniel shall have the marketing lead for projects that primarily involve Engineering and Construction Services, except as otherwise provided in Section 2.7, concerning ongoing activities.


     2.3 Fluor Daniel Notification. Fluor Daniel shall notify its management and
         -------------------------
     the management of its Affiliates of the marketing relationship formed between the Parties and of the obligations of the Fluor Daniel Group under this Agreement. Periodically throughout the term of this Agreement, Fluor Daniel will communicate with its management and the management of its Affiliates to remind them of the marketing relationship formed between the Parties and of the obligations of the Fluor Daniel Group under this Agreement.

     2.4 IT Notification. Within 30 days of the date of this Agreement, IT shall
         ---------------
     notify its management and the management of its Affiliates of the marketing relationship formed between the Parties and of the obligations of the IT Group under this Agreement. Periodically throughout the term of this Agreement, IT will communicate with its management and the management of its Affiliates to remind them of the marketing relationship formed between the Parties and of the obligations of the IT Group under this Agreement.

     2.5 Prior Review of Notification. Prior to either Party forwarding a
         ----------------------------
     written communication to their respective management pursuant to Sections
     2.3 and 2.4 above, the Party preparing to forward the communication shall give the other Party a reasonable opportunity to review and comment on the communication.

     2.6 Steering Committee. Fluor Daniel and IT shall each designate two senior
         ------------------
     executives to serve on a steering committee for joint efforts under this Agreement (the "Steering Committee"). The initial members of the Steering Committee shall be Dave Myers, Ron Peterson, Jim Mahoney and Phil Strawbridge. The Steering Committee shall meet periodically during the term of the Agreement to review the joint efforts of the Parties under this Agreement, to determine any future course of cooperation between the Parties and to make such other determinations as they may be called upon to make pursuant to the terms of this Agreement. The Steering Committee shall also discuss joint marketing opportunities and initiatives and may delegate to other executives within their respective organizations the responsibility to implement such opportunities and initiatives. The members of the Steering Committee and their delegates shall use commercially reasonable efforts to keep the others advised of their respective marketing efforts with common clients and, with respect to the foregoing, establish mutually acceptable communications procedures. The Steering Committee shall attempt to reach consensus on all matters, and in the absence of a consensus, shall make determinations by majority vote. For the first three (3) months following the Effective Date, these representatives shall meet at least once a month. Following that initial period, the Steering Committee shall meet at least once each quarter during the first year and at least twice a year thereafter.

     2.7  Ongoing Activities
          ------------------

          (a)  Services to Fluor Daniel. Prior to the effective date of this
               ------------------------
               Agreement, FDGTI provided Environmental Services to members of the Fluor Daniel Group. Attached as Exhibit B is a summary of
                                                   ---------
               substantially all of the ongoing projects in which FDGTI is providing Environmental Services to the Fluor Daniel Group, including contract numbers and contact persons. From the effective date of this Agreement, and except as otherwise provided in Exhibit B, the terms and conditions previously agreed
                           ---------
               to between the Parties for all projects ongoing shall govern. In the event the terms and conditions of this Agreement are not inconsistent with such previously agreed to terms and conditions, the terms set forth in this Agreement shall apply. The Steering Committee shall attempt to resolve any disagreements that may arise under this paragraph (a).

          (b)  Services to FDGTI. Prior to the effective date of this Agreement,
               -----------------
               the Fluor Daniel Group provided Engineering and Construction Services and certain Environmental Services to FDGTI. Attached as Exhibit C is a summary of substantially all of the ongoing
               ---------
               projects in which the Fluor Daniel Group is providing Engineering and Construction Services or Environmental Services to FDGTI, including contract numbers and contact persons. From the effective date of this Agreement, and except as otherwise provided in Exhibit C, the terms and conditions previously agreed
                           ---------
               to between the Parties for all ongoing projects shall govern. In the event the terms and conditions of this Agreement are not inconsistent with such previously agreed to terms and conditions, the terms set forth in this Agreement shall apply. FDGTI wishes to self perform all ongoing administrative support services presently provided by Fluor Daniel and to that end agrees to transition such services to FDGTI or its designee promptly, and in no event later than six (6) months following the date of this Agreement. During such transition, the provisions of Section 3.1 shall apply to such administrative support services. The Steering Committee shall attempt to resolve any disagreements that may arise under this paragraph (b).

          (c)  Existing Projects. The Parties understand that a number of the
               -----------------
               clients of the FDGTI Group view the previous involvement of the Fluor Daniel Group in the business of the FDGTI Group as a benefit to such clients. The Parties agree that it is in the best interests of the clients and the Parties to minimize disruption to such clients that may arise from the sale by the

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

               Fluor Daniel Group of its ownership interest in FDGTI. Accordingly, the Parties agree that they will work together in Good Faith to minimize any such possible disruption and to use commercially reasonable efforts to maintain for FDGTI its existing projects. Fluor Daniel shall not, however, be required by the terms of this Agreement to give any corporate guarantees or other contractual assurances to such clients.

          2.8  Possible Acquisitions.
               ---------------------

               (a)  Restrictions on Environmental Acquisitions. The Fluor Daniel
                    ------------------------------------------
                    Group shall not, during the term of this Agreement, acquire, merge with, form a joint venture with or enter into a business combination with any entity which is engaged primarily in performing Environmental Services, without the prior written consent of FDGTI; provided, however, that the
                                                    --------  -------
                    Fluor Daniel Group shall be permitted on a case-by-case basis to team, joint venture or contract with any such entity on any specific project (i) which the FDGTI Group fails or refuses to perform or (ii) where the conditions set forth in Section 2.2, paragraph (b), clauses (i), (ii) and
                    (iii) are not met.

               (b)  Non-Environmental Acquisitions. It is not the present
                    ------------------------------
                    intention of Fluor Daniel to acquire an Environmental Services capability; however, in the event that during the term of this Agreement, the Fluor Daniel Group consummates an acquisition, merger, or consolidation ("Acquisition") with any entity which is not engaged primarily in performing the Environmental Services, but which performs Environmental Services, the Fluor Daniel Group shall be permitted to perform Environmental Services by, through or with such entity instead of the FDGTI Group, which shall not be deemed a breach or violation of this Agreement. Following any such Acquisition, this Agreement shall continue on a non-exclusive basis, and contracts in effect on the date of the closing of such Acquisition between the FDGTI Group and the Fluor Daniel Group shall continue, unless otherwise agreed.

               (c)  Discussions on Divestiture. In the event the Fluor Daniel
                    --------------------------
                    Group commences preparation to consummate such an Acquisition, it shall, subject to the limitations of any applicable confidentiality agreements, discuss such acquisition with the Steering Committee on a confidential basis with a view to determining whether IT would have any interest in considering the acquisition of such portion of the target business which performs Environmental Services, other than services for the United States Government, (the "Environmental Portion") if any. If the Fluor Daniel Group consummates any such Acquisition, it shall, for a period of 60 days following the entering into of a written agreement to consummate such Acquisition, engage in Good Faith discussions with IT regarding the divestiture and sale of the Environmental Portion to IT. Such discussions shall be exclusively with IT during such period unless otherwise agreed (the "No-shop Period"). Following the expiration of the No-shop Period, unless IT and the Fluor Daniel Group have reached an agreement, the Fluor Daniel Group shall, for a period of 120 days, engage in a Good Faith effort to divest the Environmental Portion on commercially reasonable terms (in its discretion). In the event that the Fluor Daniel Group has not within such 120-day period (a) entered an agreement to sell the Environmental Portion, or (b) decided to liquidate or phase out the business of the Environmental Portion, then the Fluor Daniel Group shall give consideration to any request by IT through the Steering Committee that the terms and conditions of this Agreement should be adjusted to avoid an inequitable hardship to IT resulting from any material diminution of value of this Agreement arising from such Acquisition; provided, however, that no such adjustment shall be made without the express written agreement of all Parties.

3.   INTERCOMPANY SERVICES
     ---------------------

     3.1  Overhead and Proposal Support Services. Subject to
          --------------------------------------
     availability of qualified personnel, each Party agrees to provide to the other Party, during the first six (6) months of the term of this Agreement, the services of its employees (including technical, financial and administrative personnel) and proposal support as may be reasonably requested by the other Party in connection with activities of a general nature which are not related to a specific contract or in connection with a proposal ("Overhead and Proposal Support"), upon the terms and conditions set forth in Exhibit D attached. Overhead and Proposal Support shall
                  ---------
     include without limiting the generality of the foregoing, the following administrative services, as may be requested by a Party from time to time:
     Insurance services, accounting services, payroll services, legal services, real estate services and information technology services.

     3.2  Contract Support. All Contract Support Services to be
          ----------------
     provided by one Party to the other Party, shall be performed pursuant to Work Releases issued pursuant to the terms of the Intercompany Services Agreement and containing the commercial terms and conditions set forth in Exhibit D, and in the case of government projects, in Exhibit F.
     ---------                                             ---------

     3.3  Project Services. All Project Services to be provided
          ----------------
     by one Party to the other Party shall be performed pursuant to Work Releases issued pursuant to the terms of the Intercompany Services Agreement and containing commercial terms and conditions set forth in Exhibit E, and in the case of government projects in Exhibit F.
     ---------                                            ---------

     3.4  Facilities. Attached hereto as Exhibit H is a list of
          ----------                     ---------
     offices of FDGTI which are co-located with offices of Fluor Daniel, including a summary of applicable lease terms. Except as otherwise agreed on a case-by-case basis, FDGTI shall relocate such offices at its expense out of the offices of Fluor Daniel in an orderly and expeditious manner following the execution of this Agreement, and in no event later than six
     (6) months following the date hereof; provided, however, that Fluor Daniel shall make available to FDGTI during the term of this Agreement, on commercially reasonable license terms, office space for no more than five employees of FDGTI in areas designated by Fluor Daniel, on the premises of Fluor Daniel, but outside the card-keyed access areas, where practical at the following locations: Greenville, S.C., Marlton, N. J., Sugar Land, TX. and Irvine, CA. Fluor Daniel shall cooperate in the relocation of FDGTI offices and corresponding FDGTI employees.

     3.5 Other Activities. Each Party understands that the other Party will
         ----------------
     be involved in other activities and undertakings not within the scope of this Marketing Agreement. The Parties hereby agree that the execution of this Marketing Agreement and the assumption by each of the Parties of its duties hereunder shall be without prejudice to its rights to have such other interests and activities and to receive and enjoy the profits or compensation therefrom. Except as otherwise provided herein, the Parties may engage in or possess any interest in any other business, undertaking, or venture of any nature or description independently or with others and neither Party shall have any right by virtue of this Marketing Agreement in and to such business, undertaking or venture of the other Party or the income or profits derived therefrom.

4.   LIABILITIES
     -----------

     4.1 No Agency or Partnership; Indemnity. Neither Party shall hold
         -----------------------------------
         itself out as being the agent, representative, employee or the principal of the other Party. This Marketing Agreement does not constitute either Party the agent of the other, nor does it create a partnership, a consortium, an association, a joint venture, or any form of juristic person or entity. Neither Party shall have any authority or right to assume or create obligations of any kind or nature, express or implied, on behalf of, or in the name of the other Party, not to accept service of any legal process of any kind addressed to or intended for the other Party, nor to bind the other Party in any respect, without the specific prior written authorization of the other Party. If either Party acts in violation of the foregoing, said Party hereby covenants to indemnify and hold harmless the other Party from and against any and all claims, demands, losses, damages, liabilities, law suits, and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable attorneys' fees) arising directly or indirectly in whole or in part out of the breach of this Section 4.1 by such Party, whether committed by the indemnifying Party, its employees, agents, successors, assigns, or its Affiliates.

         4.2 Personal Injury or Property Damage; Indemnity. Unless as otherwise
             ---------------------------------------------
         required by any prime or subcontract pertaining to a project, each Party shall indemnify and hold harmless the other Party from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and the costs and expenses (including, but not limited to, reasonable attorneys' fees) of any action resulting from the death of any person, or for damage or destruction of property, but only to the extent resulting solely from the negligent acts or omissions of such Party .

         4.3 Waiver of Certain Damages. Unless as otherwise required by any
             -------------------------
         prime or subcontract pertaining to a project. in no event shall either Party ever be liable to, or required to provide indemnity to, the other Party for any incidental, special, consequential or punitive damages of the other Party, or its Affiliates, including without limitation, liability for loss of profits or business interruption, however the same may be caused.

          4.4 Proposals and Contracts; Indemnity. Unless as otherwise required
              ----------------------------------
          by any prime contract or subcontract pertaining to a project, each Party shall be solely responsible for the accuracy and completeness of information and representations supplied by each Party and incorporated in any proposal, prime or sub contract, including, but not limited to, cost or pricing data, materials, specifications, and certifications, and each Party agrees to release defend, indemnify and hold the other harmless from and against any and all claims, liabilities and causes of action arising out of or relating to the provision of such information and/or representations.

          4.5 Applicability of Indemnities. Indemnities against, releases from
              ----------------------------
          and limitation on liability expressed in Sections 4.1 through 4.4 shall apply even in the event of the fault, negligence or strict liability of the Party indemnified or released or whose liability is limited.

          4.6 Exclusive Rights. The Parties make no other representations,
              ----------------
          covenants, warranties or guarantees, express or implied, other than those set forth in this Marketing Agreement, the Intercompany Services Agreement or in a Work Release (as defined in the Intercompany Services Agreement) or an applicable purchase order or subcontract. The Parties' rights, and responsibilities with respect to the matters set forth in this Marketing Agreement, shall be exclusively those set forth in this Marketing Agreement, the Intercompany Services Agreement or in a Work Release.

     5.   CONFIDENTIALITY
          ---------------

          5.1 Restrictions on Use and Disclosure. Each Party covenants and
              ----------------------------------
          agrees it will not, and it will not permit its Affiliates to, directly or indirectly, or in any capacity whatsoever, divulge or disclose Confidential Information (as hereinafter defined), in whole or in part, to any person or entity, except to the extent such divulgence or disclosure is specifically permitted by the Originator (as hereinafter defined) or is required by law. The Recipient (as hereinafter defined) shall use Confidential Information for the purpose of carrying out the activities that are the subject of this Agreement, and the Intercompany Services Agreement, and for no other purpose.

          5.2 Confidential Information Defined. As used herein, the term
              --------------------------------
          "Confidential Information" shall mean: all technical, economic or descriptive information, data, concepts, or know-how disclosed to a Party, including any officers, directors, managers, partners or employees of such Party or any of such Party's Affiliates (the "Recipient") by the other Party (the "Originator") (1) in written or documentary form marked "Confidential" or with words of similar import, or (2) in an oral presentation or visual demonstration and identified as confidential at the time of such disclosure, and subsequently confirmed in written or tangible form marked "Confidential", or with words of similar import, except any portion of such information which:

       (i) the Recipient can show was in its possession prior to the earliest disclosure by the Originator, provided that the Recipient has the right of free and unlimited disclosure thereof; or

       (ii) is presently or hereafter becomes a part of the public knowledge or literature without default by the Recipient of its obligations pursuant to this Agreement; or

       (iii) the Recipient can show was developed by the Recipient from independent information not subject to restrictions of confidentiality; or

       (iv) is or has been disclosed to the Recipient by a third party, so long as Recipient does not know or have reason to know such third party acquired that information directly or indirectly from the Originator under an obligation of confidentiality, provided Recipient's use of such information is in accordance with the terms under which it is received.

       5.3 Disclosure to Employees. The Recipient shall use all reasonable
           -----------------------
       efforts to (i) limit disclosure of Confidential Information within its organization to only those employees who need to use such Confidential Information for the purpose authorized in Section 5.1, and who are obligated to the Recipient by a secrecy agreement with terms concerning disclosure and use at least as restrictive as those herein in a form acceptable to the disclosing Party, and (ii) advise each of those employees of Recipient's obligations under this Agreement.

       5.4 No License. Nothing contained herein shall be construed to grant
           ----------
       Recipient any immunity or license under any patent or other intellectual property right.

       5.5 Term of Non-Disclosure. The Parties' obligations concerning
           ----------------------
       non-disclosure and the use of Confidential Information contained in this
       Section 5 shall continue for three (3) years from the termination of this Agreement and shall then terminate.


6.     USE OF FLUOR DANIEL NAME
       ------------------------

       Fluor Daniel's name and logo are proprietary to Fluor Daniel. The right of FDGTI or any member of the FDGTI Group to continue to use the Fluor Daniel name (or any derivation thereof) shall cease upon the consummation of the Tender Offer and the Fluor Daniel name shall be removed from all company documents (including without limitation, its corporate name as reflected in its charter documents) promptly and in any event within 30 days following such closing and all future use is hereby prohibited. No further notice of Fluor Daniel's rights pursuant to this Article is required. FDGTI shall be allowed to use the name "GTI" and "Groundwater Technology" following the consummation of the Tender Offer. The Parties acknowledge that the change in ownership of FDGTI will require the written consent of certain parties to certain existing contracts with FDGTI and its Affiliates, including certain United States government agencies, and may require FDGTI to apply for certain permits and licenses domestically and internationally in order to allow the complete disentanglement of FDGTI and Fluor Daniel in these areas. FDGTI agrees to promptly, and in no event later than 60 days following consummation of the Tender Offer (or such shorter period as may be required by contract or law), apply for all of such consents, licenses and permits and to obtain the same as promptly as reasonably possible thereafter and in no event later than one year following the date of this Agreement. Fluor Daniel agrees to use commercially reasonable efforts to cooperate with FDGTI to accomplish a prompt and orderly disentanglement. Each party shall execute and deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the disentanglement contemplated hereby or to evidence such events or matters.

7.   TERM, TERMINATION
     -----------------

     This Marketing Agreement shall commence and become effective only on the date of consummation of the Tender Offer and the term of this Marketing Agreement shall be four (4) years from such date, whereupon it shall lapse and terminate without formality unless it has been extended by mutual written agreement.

8.   ASSIGNMENT, SUBCONTRACTING
     --------------------------

     Neither Party shall sell, assign or in any manner transfer, convey or alienate (by operation of law or otherwise) its interest or part thereof in this Marketing Agreement without first obtaining the written consent of the other Party. This Marketing Agreement shall inure to the benefit of and be binding upon the Parties, their successors, trustees, permitted assigns, receivers and legal representatives, but shall not inure to the benefit of any other person or entity.

9.   AMENDMENTS
     ----------

     No amendment of this Marketing Agreement or its Exhibits or Schedules shall be of any force or effect unless reduced to writing and executed by the Parties.

10.  NOTICES
     -------

     All notices under this Marketing Agreement shall be given in writing and shall be delivered by (i) certified or registered mail, postage prepaid, return receipt requested, or (ii) reputable overnight commercial courier or delivery service, or (iii) by facsimile transmission confirmed by certified or registered mail or commercial courier or delivery service as follows:

(a)   To: FLUOR DANIEL, INC.
          3353 Michelson Drive
          Irvine, California 92698
          Attention:  Ronald G. Peterson
          Facsimile number:  949-975-2956

(b)  To: FLUOR DANIEL GTI, INC.
         River Ridge Drive
         Norwood, MA 02062
         Attention:  President
         Facsimile number:  781-769-7992

(c)  To: INTERNATIONAL TECHNOLOGY CORPORATION
         K Street, N. W.
         Washington, D.C. 20005
         Attention:  Philip Strawbridge
         Facsimile number:  202-682-1171

or to such other address of which either Party shall have notified the other. All notices shall be effective only upon receipt by the receiving Party.

11.  GOVERNING LAW
     -------------

     This Marketing Agreement shall be governed by the laws of the State of California without regard to conflict of law rules, whose courts, state or federal, shall have sole and exclusive jurisdiction.

12.  FORCE MAJEURE
     -------------

     A Party shall not be liable for non-performance or delay in performance caused by any event reasonably beyond the control of such Party including, but not limited to, hostilities, revolutions, riots, civil commotion, national emergency, strikes, work stoppages, slowdowns, labor disputes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government, or governmental agency; provided, however, that this Article shall not affect the liability of any Party for its failure to pay any sum of money required by this Marketing Agreement.

13.  SEVERABILITY
     ------------

     In the event that any of the provisions of this Marketing Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Marketing Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the Parties shall to the fullest extent possible modify any such provision to the extent required to carry out the general intention of this Marketing Agreement and to impart validity thereto.

14.  EFFECT OF WAIVERS
     -----------------

     No forbearance, indulgence, or relaxation or inaction by any Party at any time to require performance of any provisions of this Marketing Agreement shall in any way affect, diminish or prejudice the right of a Party to require performance of that provision and any waiver or acquiescence by either Party in any breach of any provision of this Marketing Agreement shall not be construed as a waiver or acquiescence in any continuing or succeeding breach of such provision, a waiver or an amendment of the provision itself or a waiver of any right under or arising out of this Marketing Agreement or acquiescence in or recognition of rights and/or positions other than as expressly stipulated in this Marketing Agreement.

15.  COUNTERPARTS
     ------------

     This Marketing Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which shall constitute one and the same Marketing Agreement.

16.  ENTIRE AGREEMENT
     ----------------

     This Agreement (including any schedules, exhibits or annexes hereto) and the Intercompany Services Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

17.  NO THIRD PARTY BENEFICIARIES.
     ----------------------------

     This Agreement is not intended to confer upon any person or entity other than the Parties any rights or remedies hereunder.

18.  DISPUTE RESOLUTION.
     ------------------

     (a) All claims, disputes, and other matters in question arising out of, or relating to, this Agreement or the breach hereof, shall be decided first, by the Steering Committee, second, if the Steering Committee fails to resolve the matter within 90 days, by nonbinding mediation, and third, if mediation fails to resolve the matter within 90 days, by binding arbitration in accordance with the Construction Industry Mediation and Arbitration Rules of the American Arbitration Association then prevailing unless the parties mutually agree otherwise. This agreement to mediate and arbitrate shall be specifically enforceable under prevailing law.

     (b) Notice of the demand for mediation and/or arbitration shall be filed in writing with the other parties to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the Steering Committee fails to resolve the matter in question. In no event shall the mediation and/or arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitation.

     (c) The award rendered by the Steering Committee or mediation shall not be binding upon the parties. The award rendered by the arbitration shall be final and binding, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

     (d) All mediation and arbitration shall be conducted in Irvine, California.



IN WITNESS WHEREOF the Parties have signed this Marketing Agreement effective as of the date first above written.

FLUOR DANIEL GTI, INC.                               FLUOR DANIEL, INC.


By:   /s/Walter C. Barber                            By:  /s/Ronald G. Peterson
      --------------------                                ---------------------
Name: Walter C. Barber                               Name: Ronald G. Peterson
      --------------------                                 --------------------
Title: President                                     Title: Group President
      --------------------                                 --------------------


INTERNATIONAL TECHNOLOGY CORPORATION


By:    /s/Anthony J. DeLuca
       ---------------------------
Name:  Anthony J. DeLuca
       ---------------------------
Title: President and Chief Executive Officer
       -------------------------------------

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